Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-199173) and the Registration Statement on Form S-3 (No. 333-237772) of CV Sciences, Inc. (the “Company”) of our report dated March 30, 2023, relating to our audits of the Company’s financial statements as of December 31, 2022 and 2021, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California
March 30, 2023